EXHIBIT 3

CUSIP No. 871565107	SCHEDULE 13D

Transactions in the Shares of the Issuer During the Last 60 Days

The following table sets forth all transactions in the Shares effected in the past sixty days by the Reporting Persons. All such transactions were purchases of Shares by UPG effected in the open market and the price per share excludes commissions. Where a price range is provided in the column Price Range ($), the price reported in that row’s column Price Per Share ($) is a weighted average price for transactions that occurred within a one dollar price range. These Shares were purchased in multiple transactions at prices between the price ranges indicated in the column Price Range ($). The Reporting Person will undertake to provide to the staff of the Securities Exchange Commission, upon request, full information regarding the number of Shares purchased at each separate price.

Date of Transaction	Shares Purchased	Price Per Share ($)	Price Range ($)
1/23/2020	4,270	12.32	12.29 - 12.33
1/24/2020	2,000	12.47
1/27/2020	13,581	12.89	12.46 - 13.00
1/28/2020	100,000	13.16	12.83 - 13.19
1/29/2020	26,785	13.16	13.00 - 13.18
1/31/2020	30,000	13.06	13.00 - 13.12
2/3/2020	3,927	12.96	12.90 - 13.00
2/4/2020	8,960	13.00	12.98 - 13.00
2/5/2020	100,900	13.21	13.12 - 13.25
2/6/2020	19,772	12.55	12.33 - 12.87
2/7/2020	17,975	12.68	12.20 - 12.75
2/8/2020	13,800	12.70	12.65 - 12.75
2/11/2020	5,853	12.75	12.71 - 12.75
2/12/2020	5,227	12.75
2/13/2020	445	12.75
2/14/2020	25,000	12.84	12.73 - 13.00
2/18/2020	1,034	12.63	12.42 - 12.99
2/19/2020	38,233	12.98	12.48 - 13.05
2/20/2020	19,521	12.80	12.45 - 13.00
2/21/2020	2,717	12.95	12.80 - 13.00
2/27/2020	18,719	9.33	8.73 - 9.72
2/27/2020	13,609	9.96	9.72 - 10.60
2/27/2020	12,838	11.00	10.76 - 11.00
2/28/2020	8,325	10.52	9.89 - 10.86
2/28/2020	4,561	11.03	10.89 - 11.27
3/2/2020	20,607	11.85	11.42 - 12.28
3/2/2020	306	12.50
3/3/2020	207	12.66
3/3/2020	147,700	12.86	12.32 - 13.15
3/4/2020	56,529	13.41	13.11 - 13.50